Exhibit 99

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, unless the context otherwise requires, the terms "we," "us" or "our" refers to Maverick Tube Corporation and its subsidiaries.

Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding matters that are not historical facts (including statements as to the beliefs or expectations of Maverick) are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For example, uncertainty continues to exist as to future levels and volatility of oil and gas price expectations and their effect on drilling levels and demand for our energy related products, the future impact of industry-wide draw-downs of inventories and future import levels. Uncertainty also exists as to the trend and direction of both product pricing and purchased steel costs. Reference is made to the "Risk Factors" discussed in Exhibit 99.1 of Maverick's Form 10-K for its fiscal year ended September 30, 1999.

All amounts are expressed in U.S. dollars unless otherwise indicated.

ACQUISITION OF PRUDENTIAL

On June 11, 2000, the Company entered into a definitive Combination Agreement providing for the combination of Prudential Steel Ltd. ("Prudential"), a corporation existing under the laws of the Province of Alberta, Canada, with the Company. The transaction was completed on September 22, 2000.

Under the terms of the Combination, Prudential stockholders received .52 of an exchangeable share, issued by Maverick Tube (Canada) Inc., a wholly-owned Canadian subsidiary of the Company, for each Prudential common share. Consequently, Prudential stockholders received a total of 15,813,088 exchangeable shares. The exchangeable shares are Canadian securities that began trading on The Toronto Stock Exchange on September 27, 2000 under the symbol MAV. These shares have the same voting rights, dividend entitlements and other attributes as shares of Maverick common stock and are exchangeable, at each exchangeable stockholder's option, for Maverick common stock on a one for one basis. The transaction was accounted for as a pooling of interests and thus the financial statements and management's discussion and analysis for the fiscal years ended September 30, 1999, 1998 and 1997 have been restated to include the operations and activities of Prudential.

As a result of the differing year ends of the Company and Prudential, results of operations for dissimilar year ends have been combined. The Company's results of operations for its fiscal year ended September 30, 1999, 1998 and 1997 have been combined with Prudential's results of operations for the years ended December 31, 1999, 1998 and 1997.

OVERVIEW

Our products include Electric  Resistance Welded (ERW) Oil Country Tubular Goods
(OCTG) and line pipe, which are sold primarily to distributors who supply end users in the energy industry, and structural tubing and standard pipe, which are sold primarily to service centers who supply end users in construction, transportation, agriculture and other industrial enterprises. During the quarter ended December 31, 1998, we began the production of cold drawn tubing products for industrial applications. During the year ended September 30, 1999, sales of cold drawn mechanical tubing had not reached material levels.

Demand for our energy related products depends primarily upon the number of oil and natural gas wells being drilled, completed and worked over in the United States and Canada and the depth and drilling conditions of these wells. The levels of these activities are primarily dependent on oil and natural gas prices. U.S. end-users obtain OCTG from domestic and foreign pipe producers and from draw-downs of the end user, distributor or mill inventories. Canadian distributors do not generally hold significant amounts of inventories.

The following table illustrates certain factors related to industry-wide drilling activity, energy prices, oil country tubular goods consumption, shipments, imports and inventories for the periods presented:

                                        Twelve Month Period  Ended September 30,
                                              1999        1998          1997
                                        ----------------------------------------
U.S. Market activity:
Average rig count                              602          903          905
Average U.S. energy prices:
Oil per barrel (West Texas Intermediate)    $16.36       $16.94       $21.94
Natural gas per MCF (Average U.S.)          $ 2.06      $  2.26      $  2.47

U.S. oil country tubular goods consumption
   (in thousands of tons)
   U.S. producer shipments                     661        1,548        2,021
   Imports                                     134          402          360
   Inventory (increase)/decrease               370          (66)        (299)
   Used pipe                                   158          139          187
      Total U.S. consumption                 1,323        2,023        2,269

                                          Twelve Month Period Ended December 31,
                                              1999         1998         1997
                                          --------------------------------------
Canadian Market Activity:
Average rig count                              246          261          375
Average energy prices
Natural gas per U.S. $/MCF
   (Average Alberta spot price)              $1.86        $1.33        $1.35

Canadian oil country tubular goods consumption
   (in thousands of tons)
   Canadian producer shipments                 303          350          584
   Imports                                     160          157          226
   Inventory (increase)/decrease                10          (15)         (62)
      Total Canadian consumption               472          492          748


The rig count in the table is based on weekly rig count reporting from Baker Hughes, Inc. Energy prices in the table are monthly average period prices as reported by Spears and Associates for West Texas Intermediate grade crude oil and the average U.S. monthly natural gas cash price as reported by Natural Gas Week. Imports are as reported by Duane Murphy and Associates in "The OCTG Situation Report." Inventory (increase)/decrease are our estimates based upon independent research by Duane Murphy and Associates. Inventory (increase)/decrease (in thousands of tons) as reported by Pipe Logix, Inc., an independent domestic OCTG industry reporting service, for fiscal 1998 and 1997 was (116) and (717) (fiscal year ended September 30, 1999 not available). Used pipe quantities are calculated by multiplying 8.3 recoverable tubing and casing tons by the number of abandoned oil and gas wells. U.S. consumption of OCTG is management estimates based on estimated per rig consumption of OCTG multiplied by the Baker Hughes rig count. Total U.S. consumption (in thousands of tons) as reported by Pipe Logix, Inc., for fiscal 1998 and 1997 was 1,939 and 1,943 (fiscal year ended September 30, 1999 not available). U.S. producer shipments are our estimates calculated based on the components listed above.

The Canadian rig count in the table is based on weekly rig count reporting from Baker Hughes, Inc. Energy prices in the table are the average Alberta natural gas spot price. Imports are as reported by Statistics Canada. Inventory (increase)/decrease are management estimates based upon data reported by Statistics Canada. Canadian producer shipments are reported by Statistics Canada Steel Pipe and Tube Report.

According to published industry reports, average U.S. drilling declined by 33.3% from fiscal 1998 to fiscal 1999, averaging approximately 602 rigs, with gas-related drilling declining by 22.3% and oil-related drilling declining by 55.6%. Average energy prices decreased during fiscal 1999, with natural gas decreasing 8.8% and oil decreasing by 3.4%. The decreases in energy prices seen throughout the year had a negative effect on drilling levels in fiscal 1999. At the end of fiscal 1998, drilling was at 754 rigs, down 24.4% from its fiscal 1997 year end level of 998 rigs, and continued to decline to 488 rigs by April 1999. Drilling activity during the last half of 1999 increased substantially from its April low to close the fiscal year at 730 rigs, down by only 3.2% from fiscal 1998 year end levels.

According to published industry reports, average Canadian drilling declined by 5.75% from calendar 1998 to calendar 1999, averaging approximately 15 rigs. Average energy prices decreased during calendar 1999, with natural gas decreasing 39.8% and oil decreasing by 3.4%. The decreases in crude oil prices seen throughout the year had a negative effect on drilling levels in calendar 1999. At the end of calendar 1998, drilling was at 248 rigs, down 49% from its calendar 1997 year end level of 486 rigs, and continued to decline to 62 rigs by April 1999. Drilling activity during the last half of 1999 increased substantially from its April low to close the calendar year at 385 rigs, up by 55% from calendar 1998 year end levels.

Imports into the U.S. decreased during fiscal 1999 from a 19.9% market share in 1998 to 10.1% market share in fiscal 1999. During fiscal 1998, U.S. industry inventory increases resulted in an estimated additional demand of 3.3% of total U.S. OCTG consumption. During fiscal 1999, U.S. industry inventory decreases adversely affected U.S. producer shipments by satisfying an estimated 28.0% of consumption. Management believes that at September 30, 1999, U.S. industry inventories were at or below normal levels in relation to demand, as inventory months of supply decreased 34.9%, from 8.3 months at fiscal year end 1998 to 5.4 months at fiscal year end 1999.

As a result of declining drilling activity and a substantial decline in U.S. industry inventories, partially offset by decreased imports, we estimate that total U.S. producer shipments declined by 57.3% as compared to the fiscal year ended September 30, 1998. During that same period, our shipments of U.S. OCTG were down 32.8% and our export sales, primarily to Canada, declined by 22.9%. However, we estimate that our domestic OCTG market share increased to 22% during fiscal 1999 from 14% during fiscal 1998.

Imports into Canada increased during calendar 1999 from a 31% market share in 1998 to 34.5% market share in calendar 1999. During calendar 1999, Canadian producer shipments of OCTG decreased by 13.4%. Shipments in Canada were adversely impacted by low priced imports and high inventory levels. As a result of the decreased drilling activity, we estimate that total Canadian consumption increased by 4% in calendar 1999 as compared to calendar 1998. During that same period, our Canadian shipments of OCTG increased 24.4%. We estimate that our Canadian OCTG market share increased from 18.6% during calendar 1998 to 25.5% during calendar 1999.

Published information suggests that demand for line pipe was also down during fiscal 1999 by an estimated 3.7%. However, domestic shipments rose by 7.4% as the import market share fell from 41.6% to 34.8%. Canadian demand for line pipe decreased during calendar 1999 by an estimated 8.6% and domestic shipments fell by 19.4% as the import market share increased from 56.5% to 62%.

Given the numerous applications for our industrial products, sources of demand for these products are diversified. Demand depends on the general level of economic activity in the construction, transportation, agricultural, material handling and recreational market segments, the use of structural tubing as a substitute for other structural steel forms, such as I-beams and H-beams, and draw-downs of existing customer inventories.

We estimate that the U.S. demand for structural tube products (commonly referred to as hollow structural sections or HSS) of the type we produce declined by 2.1% in fiscal 1999 as compared to fiscal 1998 and total U.S. producer shipments declined by 3.0% as import market share increased slightly. According to published reports, the U.S. standard pipe market demand decreased 10.3%, while total U.S. domestic producer shipments declined by 15.7% as the import market share increased from 28.4% to 32.6%.

Pricing of our products was down during fiscal 1999 compared to fiscal 1998. Average pricing of our U.S. OCTG, line, structural and standard product pricing decreased by 19.9%, 19.7%, 10.2% and 12.2%, respectively. Energy product pricing was down due to the decrease in drilling activity. Structural and standard pricing was down primarily due to declining steel prices during most of the year. Pricing of our Canadian energy products was down by 11.0%, while industrial products pricing fell by 14.3%, respectively.

U.S Steel costs included in cost of goods sold decreased during fiscal 1999 by $42 per ton, or 13.0%, from $321 per ton to $279 per ton. Our major supplier of steel announced three price decreases from mid-September 1998 to November 1998, reducing our replacement cost of steel by $50 per ton. These price reductions were reflected in our cost of goods sold in the second, third and fourth quarters of fiscal 1999. However, this same supplier has announced five price increases since December 1998, which will increase our replacement cost of steel by approximately $45 per ton. We estimate that these increases will not be fully reflected in cost of goods sold until the second quarter of fiscal 2000.

The same factors that have influenced steel costs and costs of goods sold in our U.S. operations have also affected the steel costs and cost of goods sold in our Canadian operations. Canadian cost of goods sold had decreased in the calendar year as compared to the prior year but will also increase during calendar year 2000 as increased replacement costs are realized.

The supply of steel in the United States increased significantly during calendar 1998, primarily due to previous capacity additions and increased import levels. These market conditions kept steel costs relatively low during 1999. However, steel trade cases filed with the International Trade Commission by U.S. steel producers against foreign steel producers in September 1998 have been a contributing factor to the recent steel cost increases and could have an additional adverse impact on our future replacement costs of steel. As a result of these factors, anticipated future steel price increases may impact our product margins.

The OCTG market conditions described above impacted our operations and our competitors significantly during 1999, as sales were substantially reduced throughout the year due to the rapid fall in oil prices and the resulting significant decrease in drilling activity. Consequently, industry-wide inventory levels were excessive and the impact of these industry draw-downs sharply reduced domestic shipments. As our recent experience indicates, oil and gas prices are volatile and can have a substantial effect on drilling levels and resulting demand for our energy related products. Uncertainty also exists as to the future demand and pricing for HSS and other industrial related products. Although drilling activity has been recovering from the recently depressed levels, no assurance can be given regarding the timing and extent of such recovery.


RESULTS OF OPERATIONS

The following table sets forth, for the periods presented, certain information relating to our operations expressed as a percentage of net sales:

                                               Year Ended September 30,
                                      1999              1998             1997
                                 -----------------------------------------------
Net sales                            100.0%            100.0%           100.0%

Cost of goods sold                    94.0              86.4             83.1
                                 -----------------------------------------------
Gross profit                           6.0              13.6             16.9

Selling, general and
   administrative                      7.0               5.2              3.6

Interest income                       (0.1)             (0.1)            (0.1)

Start-up costs                         1.2               0.2             --
                                 -----------------------------------------------
Income (loss) from operations         (2.1)              8.3             13.4

Interest expense                       0.7               0.5              0.4
                                 -----------------------------------------------
Income (loss) before
   income taxes                       (2.8)              7.8             13.0

Provision (benefit) for income
   taxes                              (0.5)              2.8              4.6
                                 -----------------------------------------------
Net income (loss)                     (2.3)              5.0              8.4
                                 ===============================================

Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

Overall Company

In fiscal 1999, net sales decreased $69.4 million, or 18.1%, from $383.8 million in fiscal 1998 to $314.4 million in fiscal 1999. These results were attributable primarily to a decrease of 4.7% in total product shipments, from 591,785 tons in fiscal 1998 to 564,181 tons in fiscal 1999 and a 14.1% decrease in the overall average net selling price during fiscal 1999 from an average of $649 per ton to $557 per ton.

Cost of goods sold decreased $35.8 million, or 10.8%, from $331.4 million in fiscal 1998 to $295.6 million in fiscal 1999. The overall decrease was due primarily to decreased product shipments. However, the overall unit cost per ton of products sold decreased 6.4% (from an average of $560 per ton to $524 per ton) in fiscal 1999. The decrease was due primarily to a decrease in steel costs. U.S. steel cost of goods sold decreased 13.0%. See "Overview." Overall conversion costs increased during fiscal 1999 primarily due to lower fixed cost absorption.

Gross profit decreased $33.7 million, or 64.2%, from $52.4 million in fiscal 1998 to $18.7 million in fiscal 1999. Gross profit per ton for fiscal 1998 was $89 per ton as compared to $33 per ton for fiscal 1999. Gross profit per ton was impacted by falling selling prices and higher conversion costs partially offset by lower steel costs. Gross profit as a percentage of net sales was 6.0% for fiscal 1999, as compared to 13.6% for fiscal 1998. The change in the gross profit is due to the factors discussed above.

Selling, general and administrative expenses increased $1.9 million or 9.6%, from $20.1 million in fiscal 1998 to $22.0 million in fiscal 1999. These expenses increased principally as a result of an increase in bad debt expense, early retirement costs for Prudential senior executive and management personnel and additional expenses for the Longview, Washington facility. These increased expenses were partially offset by the write-down of software development costs of $1.6 million in fiscal 1998 and lower sales commissions on industrial products sales. Selling, general and administrative expenses as a percentage of net sales increased from 5.2% in fiscal 1998 to 7.0% in fiscal 1999 due primarily to the decreased sales level.

Interest income remained relatively stable from fiscal 1998 to fiscal 1999.

During September 1998, we acquired assets that are being utilized in the production of cold drawn tubular products at a facility in Beaver Falls, Pennsylvania. We incurred operating losses of approximately $3.5 million in fiscal 1999 related to the operations at this facility that had not reached normal production capacity. Also, during 1998, we acquired the equipment and began the construction of a new facility in Longview, Washington. Initial production focused on industrial tubing. Finishing lines were completed by March 1999, which added the capability to produce energy products and standard pipe. We incurred net costs of $283,000 during fiscal 1999 related to the operations of this facility. These costs are comprised primarily of salary and related costs for the production, sales and administrative personnel prior to the fully integrated operation of the facility. These start-up costs increased our net loss by $0.08 per diluted share for fiscal 1999.

Interest expense increased $120,000, or 5.9%, from $2.0 million in fiscal 1998 to $2.1 million in fiscal 1999 as a result of increased interest rates. The increased interest rates were primarily due to revisions to our Revolving Credit Facility to reflect our operating results, largely attributable to the effects of the unfavorable energy market, and to provide additional availability in the borrowing base.

The benefit from income taxes was $1.6 million for fiscal 1999, compared to the prior year when we recorded a provision of $10.6 million. This change is attributable to the generation of pre-tax losses of $8.9 million in fiscal 1999, compared to pre-tax income in fiscal 1998 of $29.9 million. During fiscal 1999, we incurred a loss of $1.7 million at our Longview, Washington facility that has not yet been recognized for tax purposes and thus, no benefit has been recognized in our financial statements.

At September 30, 1999, we had available net operating loss carryforwards of $2.3 million that were acquired in prior years and expire in 2000. In addition, we had $10.3 million of net operating loss carryforwards that were generated during fiscal 1999 and expire in 2019. $8.6 million of the net operating loss carryforwards can be utilized in fiscal 2000 to offset financial statement earnings after temporary differences from Maverick Tube L.P. The remaining $1.7 million can be utilized to offset financial statement earnings after temporary differences from the Longview, Washington facility as they file a separate, stand-alone tax return. At September 30, 1999, we had alternative minimum tax credit carryforwards of $2.5 million available for income tax purposes. See Note 10 of the Notes to the Consolidated Financial Statements.

Realization of our net operating loss carryforwards that expire in 2000 is dependent on generating approximately $3.0 million of taxable income from normal operations during fiscal 2000, or the adoption of certain available tax planning strategies. Although realization is not assured, we believe it is more likely than not that the net deferred tax assets will be realized.

As a result of the decreased gross profit and the other factors discussed above, we generated a net loss of $7.3 million, or $0.24 diluted loss per share in fiscal 1999, a decrease of $26.6 million from the $19.3 million, or $0.61 diluted earnings per share reported for fiscal 1998.

Maverick Tube L.P. Segment

In conjunction with the Prudential transaction, we changed our segment reporting. Accordingly, the segments are now based on geographic regions instead of product lines as previously reported. Maverick Tube L.P. ("Maverick"), a wholly-owned subsidiary of the Company, is responsible for our operations in Hickman, Arkansas, Beaver Falls, Pennsylvania and Conroe, Texas. Prudential is responsible for our operations in Calgary, Alberta and Longview, Washington.

Maverick's sales decreased $93.0 million, or 35.0%, from $265.4 million in fiscal 1998 to $172.4 million in fiscal 1999. Maverick's shipments decreased 90,257 tons, or 21.1%, from 428,216 tons to 337,959 tons. Energy sales decreased 78,285 tons. Our domestic shipments of OCTG fell by 32.8% due to a declining rig count throughout the fiscal year and inventory draw-downs by our customers. Our export sales, primarily to Canada, decreased by 22.9%, from 25,866 tons in fiscal 1998 to 19,931 tons in fiscal 1999, as the average Canadian rig count fell 34.4% from 323 rigs to 212 rigs. Industrial products shipments decreased 11,972 tons. Overall average selling price for Maverick products decreased by 17.7% from an average of $620 per ton to $510 per ton. The average selling price for energy products was $551 per ton, a decrease of $151 per ton. The decrease was principally due to the deterioration in the energy market throughout fiscal 1999. The average selling price of industrial products was $461 per ton, a decrease of $27 per ton.

Maverick's cost of goods sold of $169.5 million decreased $62.5 million, or 26.9% in fiscal 1999, compared with the prior year. The decrease was primarily due to decreased product shipments. However, the overall unit cost per ton of products sold decreased 7.4% (from an average of $542 per ton to $502 per ton) in fiscal 1999. The decreased was due primarily to a decrease in steel costs. Steel cost of goods sold decreased 13.0%, or $42 per ton during fiscal 1999. See "Overview." Overall conversion costs remained relatively stable during fiscal 1999.

Maverick's gross profit decreased $30.5 million, or 91.4%, from $33.4 million in fiscal 1998 to $2.9 million in fiscal 1999. Gross profit per ton fell dramatically from $78 per ton in fiscal 1998 to $8 per ton in fiscal 1999. Gross profit as a percentage of net sales was 1.7% for fiscal 1999, as compared to 12.6% for fiscal 1998. The change in the gross profit is due to the factors discussed above.

Prudential Segment

Prudential's sales increased $23.6 million, or 19.9%, from $118.4 million in 1998 to $142.0 million in 1999. Prudential's shipments increased 62,653 tons, or 38.3%, from 163,569 tons to 226,222 tons. Energy sales increased 45,811 despite the average Canadian rig count falling 5.7% from 261 rigs in 1998 to 246 rigs in 1999. We believe our increase in energy shipments was due to our ability to respond quickly to changes in the market. Industrial products shipments increased 16,842 tons. Overall average selling price for Prudential products decreased by 13.3% from an average of $724 per ton to $628 per ton. The average selling price for energy products was $655 per ton, a decrease of $82 per ton. The decrease was principally due to the deterioration in the energy market throughout 1999 and increased competition from imports. The average selling price of industrial products was $459 per ton, a decrease of $78 per ton.

Prudential's cost of goods sold of $126.1 million increased $26.7 million, or 26.9% in 1999, compared with the prior year. The increase was primarily due to increased product shipments. However, the overall unit cost per ton of products sold decreased 8.3% (from an average of $607 per ton to $557 per ton) in fiscal 1999. The decrease in unit costs was due primarily to a decrease in steel costs. See "Overview."

Prudential's gross profit decreased $3.2 million, or 16.7%, from $19.1 million in fiscal 1998 to $15.9 million in fiscal 1999. Gross profit per ton decreased from $117 per ton in fiscal 1998 to $70 per ton in fiscal 1999. Deteriorating selling prices partially offset by lower steel costs impacted gross profit margin per ton. Gross profit as a percentage of net sales was 11.2% for fiscal 1999, as compared to 16.1% for fiscal 1998. The change in the gross profit is due to the factors discussed above.

Fiscal Year Ended September 30, 1998 Compared to Fiscal Year Ended September 30, 1997

Overall Company

In fiscal 1998, net sales decreased $161.5 million, or 29.6%, from $545.3 million in fiscal 1997 to $383.8 million in fiscal 1998. These results were attributable primarily to a decrease of 25.9% in total product shipments, from 799,030 tons in fiscal 1997 to 591,785 tons in fiscal 1998 and a 4.8% decrease in the overall average net selling price during fiscal 1998 from an average of $682 per ton to $649 per ton.

Cost of goods sold decreased $121.6 million, or 26.8%, from $453.0 million in fiscal 1997 to $331.4 million in fiscal 1998. The overall decrease was due primarily to decreased product shipments. However, the overall unit cost per ton of products sold decreased 1.2% (from an average of $567 per ton to $560 per ton) in fiscal 1998. This decrease was due primarily to a decrease in steel costs that was mostly offset by higher conversion costs from less favorable fixed cost absorption due to lower production. U.S. steel cost of goods sold decreased 5.3%. See "Overview."

Gross profit decreased $40.0 million, or 43.3%, from $92.4 million in fiscal 1997 to $52.4 million in fiscal 1998. Gross profit per ton for fiscal 1997 was $116 per ton as compared to $89 per ton for fiscal 1998. Gross profit per ton was impacted by decreased shipments and falling selling prices. Gross profit as a percentage of net sales was 13.6% for fiscal 1998, as compared to 16.9% for fiscal 1997. The change in the gross profit is due to the factors discussed above.

Selling, general and administrative expenses increased $293,000, or 1.5%, from $19.8 million in fiscal 1997 to $20.1 million in fiscal 1998. These expenses increased principally as a result of the write-down of software development costs of $1.6 million in fiscal 1998. These costs were partially offset by decreased employee incentive compensation and decreased selling expenses related to lower energy sales volumes. Selling, general and administrative expenses as a percentage of net sales increased from 3.6% in fiscal 1997 to 5.2% in fiscal 1998.

Interest income decreased $255,000 or 40.1%, from $622,000 in fiscal 1997 to $367,000 in fiscal 1998. The decrease in interest income was due to the decrease in cash balances on hand from the beginning of 1998. These funds were utilized to fund capital expenditures and for increased working capital needs.

Interest expense remained relatively stable from fiscal 1997 to fiscal 1998.

The provision for income taxes decreased $14.7 million from $25.3 million in fiscal 1997 to $10.6 million in fiscal 1998 as a result of the reduced level of income before income taxes recorded in fiscal 1998.

As a result of the foregoing factors, net income decreased $26.5 million from net income of $45.8 million, or $1.46 diluted earnings per share, in fiscal 1997 to net income of $19.3 million, or $0.61 diluted earnings per share, in fiscal 1998.

Maverick Tube L.P. Segment

Maverick's net sales decreased $25.7 million, or 8.8%, from $291.1 million in fiscal 1997 to $265.4 million in fiscal 1998. Maverick's shipments decreased 41,742 tons, or 8.9%, from 469,958 tons in fiscal 1997 to 428,216 tons in fiscal 1998. Energy sales decreased 71,686 tons. Our domestic shipments of OCTG fell 14.7% due to excessive industry inventory and a declining rig count throughout the fiscal year. Our export sales primarily to Canada decreased by 37.1%, from 41,092 tons in fiscal 1997 to 25,866 tons in fiscal 1998, as Canadian drilling activity fell from 392 rigs at the end of fiscal 1997 to 161 at the end of fiscal 1998. Industrial products shipments increased 29,944 tons. Overall average net selling prices for Maverick products remained relatively constant at $620 per ton during fiscal 1998. The average selling price for energy products was $702 per ton, an increase or $34 per ton. The increase was principally due to higher product pricing early in the year and an improved mix of higher value products. The average selling price of industrial products was $488 per ton, a decrease of $10 per ton from the prior year.

Maverick's cost of goods sold decreased $20.8 million, or 8.2%, from $252.8 million in fiscal 1997 to $232.0 million in fiscal 1998. The overall decrease was due primarily to decreased product shipments. However, the overall unit cost per ton of products sold increased 0.7% (from an average of $538 per ton to $542 per ton) in fiscal 1998. This increase was due primarily to an increase in conversion costs from a higher cost product mix and less favorable fixed cost absorption due to lower production. The increase in conversion costs was mostly offset by a decrease in steel costs by $18 per ton, or 5.3% in fiscal 1998.

Maverick's gross profit decreased $4.9 million, or 12.8%, from $38.3 million in fiscal 1997 to $33.4 million in fiscal 1998. Gross profit per ton fell from $81 per ton in fiscal 1997 to $78 per ton in fiscal 1998. Gross profit as a percentage of net sales was 12.6% for fiscal 1998, as compared to 13.1% for fiscal 1997. The change in the gross profit is due to the factors discussed above.

Prudential Segment

Prudential's sales decreased $135.9 million, or 53.4%, from $254.3 million in 1997 to $118.4 million in 1998. Prudential's shipments decreased 165,503 tons, or 50.3%, from 329,072 tons to 163,569 tons. Energy sales decreased 158,646 due to the average Canadian rig count falling 30.4% from 375 rigs in 1997 to 261 rigs in 1998. Industrial products shipments decreased 6,857 tons. Overall average selling price for Prudential products decreased by 6.3% from an average of $773 per ton to $724 per ton. The average selling price for energy products was $738 per ton, a decrease of $26 per ton. The decrease was principally due to the deterioration in the energy market throughout 1998. The average selling price of industrial products was $537 per ton, a decrease of $97 per ton.

Prudential's cost of goods sold of $99.4 million decreased $100.8 million, or 50.4% in 1998, compared with the prior year. The decrease was primarily due to decreased product shipments. The overall unit cost per ton of products sold remained relatively stable at $608 per ton in fiscal 1998. The overall unit costs was impacted by lower steel costs offset by higher conversion costs.

Prudential's gross profit decreased $35.0 million, or 64.8%, from $54.1 million in fiscal 1997 to $19.1 million in fiscal 1998. Gross profit per ton fell dramatically decreased from $164 per ton in fiscal 1997 to $117 per ton in fiscal 1998. Deteriorating selling prices and reduced shipments impacted the gross profit per ton. Gross profit as a percentage of net sales was 16.1% for fiscal 1998, as compared to 21.3% for fiscal 1999. The change in the gross profit is due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Working capital at September 30, 1999 was $93.6 million and the ratio of current assets to current liabilities was 2.2 to 1, compared to working capital of
$108.3 million and a current ratio of 3.6 to 1 at September 30, 1998. The decrease in working capital was principally due to a $25.8 million increase in accounts payable, a $5.6 million increase in accrued expenses and other liabilities and a $3.6 million decrease in inventories, partially offset by a $20.7 million increase in accounts receivable. The increase in accounts payable and accrued expenses and the increase in accounts receivable was due to the increased volume was due to increased volume of energy business experienced in the last three months of the year. Cash provided by operating activities for fiscal 1999 was $17.4 million. The primary source of cash was the above-described changes in operating assets and liabilities, which offset the net cash provided from operations of $4.1 million (excluding depreciation and amortization of $11.4 million).

During fiscal 1998 and 1997, net cash provided by operating activities was $4.0 million and $42.7 million, respectively. In these years, the net cash provided by operating activities was primarily used to fund capital expenditures and the pay-down of net long-term borrowings.

Cash used in investing activities in fiscal 1999, 1998 and 1997 was $18.8 million, $43.1 million and $14.6 million, respectively. In fiscal 1999, this use was primarily for purchases of equipment of $7.3 million, our new enterprise resource planning system of $4.6 million, the completion of the Longview, Washington facility of $3.0 million and for the deposit on equipment of $2.1 million discussed below. We funded the remaining $9.65 million of the purchase price for the equipment on November 10, 1999. See Note 3 of the Notes to the Consolidated Financial Statements. In 1998 and 1997, we purchased property, plant and equipment of $43.2 (of which $11.5 million was spent on the purchase of the production facility for cold drawn mechanical tubing and $17.8 million was spent on the Longview, Washington facility) and $14.8 million, respectively.

During fiscal 1999 cash provided by financing activities was $2.4. Cash provided by financing activities in fiscal 1999 was primarily attributable to a $7.5 million net increase in our Revolving Credit Facilities. The increase in our Revolving Credit Facilities was offset by other regularly scheduled term debt payments of $853,000. Dividends paid to the former stockholders of Prudential prior to the Company's combination with Prudential, reduced the cash provided by financing activities by $4.1 million.

During fiscal 1998 and 1997, cash provided by (used in) in financing activities was $19.3 million and ($8.6) million, respectively. Cash provided by financing activities in fiscal 1998 was primarily attributable to a $23.5 million net increase in our Revolving Credit Facilities used to fund the purchase of the production facility for cold drawn mechanical tubing and other working capital needs. These borrowings were partially offset by dividends paid to the former stockholders of Prudential of $4.1 million. Cash used in financing activities in fiscal 1997 was primarily attributable to the pay-off of a $3.7 million term note used to finance the relocation of the energy facility to Arkansas, a $3.8 million net decrease in our Revolving Credit Facilities and $4.0 million in dividends paid to former Prudential stockholders, partially offset by $2.9 million of proceeds from the exercise of stock options.

Consistent with the Company's business strategy prior to the combination, the Company currently intends to retain earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the near future. Any payment of cash dividends in the future will depend upon our financial condition, capital requirements and earnings as well as other factors the Board of Directors may deem relevant. Our Long-Term Revolving Credit Facility with commercial lenders restricts the amount of dividends we can pay to our stockholders.

Our capital expenditure budget for fiscal 2000 is $55.8 million, of which $40.0 million will be used for the construction and equipping of a new large diameter pipe and tubing facility which will be built adjacent to our existing facilities in Hickman, Arkansas. We funded this project principally through the issuance of 2,300,000 shares of common stock. Total proceeds from the sale, net of the underwriting discount and other expenses are expected to be $35.1 million. The remaining $15.8 million of our capital expenditure budget will be used to acquire new equipment for our existing manufacturing facilities and to enhance our new enterprise resource planning system. We expect to meet ongoing working capital and the remaining capital expenditure requirements from a combination of cash flow from operating activities, including a $3.7 million income tax refund and available borrowings under our Revolving Credit Facilities, all of which constitutes our primary source of liquidity.

We have three Revolving Credit Facilities. The Short-Term Revolving Credit Facility is with a Canadian financial institution, the Operating Line of Credit is with a U.S. Financial institution and the Long-Term Revolving Credit Facility is with a group of U.S. financial institutions. The Short-Term Facility is a $34.0 million (C$50.0 million Canadian) unsecured demand operating credit facility. This facility is considered to be short-term and is included in our current liabilities. The Operating Line of Credit is a $10.0 million facility that is used to fund the working capital requirements of the Longview, Washington operation. It is secured by letters of credit drawn on the Canadian bank and any borrowings on the U.S. Operating Line reduce the availability of the Short-Term revolving Credit Facility. The Long-Term Revolving Credit Facility provides for maximum borrowings up to the lesser of the eligible borrowing base or $50.0 million, and bears interest at either the prevailing prime rate or the Eurodollar rate, adjusted by an interest margin, depending upon certain financial measurements. The Revolving Credit Facility was amended as of March 31, 1999 to revise financial covenants in order to reflect our operating results, largely attributable to the effects of the unfavorable energy market, and to provide additional availability in our borrowing base. The Revolving Credit Facility is secured by accounts receivable, inventories and certain equipment and will mature on September 30, 2003.

As of September 30, 1999, the applicable interest rate on the Short-Term Revolving Credit Facility/Operating Line of Credit and the Long-Term Credit Facility was 6.27 and 7.36 percent per annum, respectively. We had $23.9 million and $15.8 million in additional available borrowings as of September 30, 1999 on the Short-Term Revolving Credit Facility and Long-Term Revolving Credit Facility, respectively. As of September 30, 1999, we had $1.6 million in cash and cash equivalents.


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's reported cash flows related to its Canadian operations is based on cash flows measured in Canadian dollars converted to the U.S. dollar equivalent based on published exchange rates for the period reported. The Company believes its current risk exposure to the exchange rate movements, based on net cash flows, to be immaterial.

                         Report of Independent Auditors

Board of Directors and Stockholders
Maverick Tube Corporation

We have audited the supplemental consolidated balance sheets of Maverick Tube Corporation and subsidiaries (formed as a result of the consolidation of Maverick Tube Corporation and Prudential Steel Ltd.) as of September 30, 1999 and 1998, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Maverick Tube Corporation and Prudential Steel Ltd. on September 22, 2000, which has been accounted for using the pooling of interest method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of Maverick Tube Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Maverick Tube Corporation and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, after giving retroactive effect to the merger of Prudential Steel Ltd., as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.


St. Louis, Missouri
December 1, 2000

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                            September 30,
                                                    ----------------------------
                                                       1999               1998
 ASSETS
 Current assets:
  Cash and cash equivalents                         $   1,625         $     748
  Accounts receivable, less allowances of $1,581
     and $2,024 in 1999 and 1998, respectively         54,952            32,170
  Inventories                                         106,638           107,335
  Deferred income taxes                                 3,000             3,069
  Income taxes refundable                               3,739             5,078
  Prepaid expenses and other current assets             2,054             1,717
                                                    ----------------------------
 Total current assets                                 172,008           150,117

 Property, plant and equipment (net)                  114,160           106,470

 Other assets                                           3,073             1,614
                                                    ----------------------------
                                                    $ 289,241         $ 258,201
                                                    ============================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                  $  46,593         $  20,128
  Accrued expenses and other liabilities               17,338            11,276
  Deferred revenue                                      3,716             3,584
  Revolving credit facility                            10,067             6,133
  Current maturities of long-term debt                    708               653
                                                    ----------------------------
 Total current liabilities                             78,422            41,774

 Long-term debt, less current maturities                7,518             8,226
 Revolving credit facility                             31,000            27,400
 Deferred income taxes                                  5,527             7,655
 Commitments and contingencies (Notes 7, 14 and 15)         -                 -

 STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value; 5,000,000
  authorized shares; 1 share issued and
  outstanding in 1999 and 1998                              -                 -
 Common stock, $.01 par value; 80,000,000
  authorized shares; 31,164,809 and 31,159,971
  shares issued and outstanding in 1999 and 1998,
  respectively                                            311               311
 Additional paid-in capital                            74,007            73,966
 Retained earnings                                     95,612           107,016
 Accumulated other comprehensive loss
  Foreign currency translation                         (3,156)           (8,147)
                                                    ----------------------------
                                                       166,774          173,146
                                                    ----------------------------
                                                    $  289,241        $ 258,201
                                                    ============================


 See accompanying notes

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, except per share data)

                                            Year ended September 30,
                               -------------------------------------------------
                                   1999               1998              1997

Net sales                       $  314,391       $  383,827           $ 545,337
Cost of goods sold                 295,649          331,406             452,951
                               -------------------------------------------------
Gross profit                        18,742           52,421              92,386

Selling, general and
  administrative                    22,036           20,103              19,810
Start-up costs                       3,745              775                   -
                               -------------------------------------------------

Income (loss) from operations       (7,039)          31,543              72,576

Interest income                       (277)            (367)               (622)
Interest expense                     2,145            2,025               2,067
                               -------------------------------------------------
Income (loss) before income
  taxes                             (8,907)          29,885              71,131

Provision (benefit) for income
  taxes                             (1,573)          10,587              25,330
                               -------------------------------------------------
Net income (loss)               $   (7,334)      $   19,298           $  45,801
                               =================================================


Basic earnings (loss) per share $    (0.24)      $     0.62           $    1.49
                               =================================================

Diluted earnings (loss) per
share                           $    (0.24)      $     0.61           $    1.46
                               =================================================


See accompanying notes


                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)


                                                                                      Accumulated
                                               Common Stock          Additional          Other
                                          --------------------------   Paid-in       Comprehensive     Retained    Stockholders'
                                              Shares       Amount      Capital       Income (loss)     Earnings        Equity
                                          ------------------------------------------------------------------------------------------


Balance at September 30, 1996             30,570,512     $   306     $  66,948       $    992          $   49,993    $ 118,239

Net income                                         -           -             -              -              45,801       45,801
Foreign currency translation                       -           -             -         (3,388)                  -       (3,388)
                                                                                                       ------------------------
Comprehensive income                                                                                                    42,413

Dividends paid to Prudential
  Steel Ltd. stockholders                          -           -             -              -              (3,999)      (3,999)
Exercise of stock options -
  Prudential Steel Ltd. stockholders          84,462           1           411              -                   -          412
Exercise of stock options - Maverick
  stockholders                               466,832           4         2,482              -                   -        2,486
Tax benefit associated with the
 exercise of non-qualified Maverick stock
 options                                           -           -         3,250              -                   -        3,250
                                          ------------------------------------------------------------------------------------------

Balance at September 30, 1997             31,121,806         311        73,091         (2,396)             91,795      162,801

Net income                                         -           -             -              -              19,298       19,298
Foreign currency translation                       -           -             -         (5,751)                  -       (5,751)
                                                                                                       ------------------------
Comprehensive income                                                                                                    13,547
Dividends paid to Prudential
  Steel Ltd. stockholders                          -           -             -              -              (4,077)      (4,077)
Exercise of stock options -
  Prudential Steel Ltd. stockholders          11,665           -            65              -                   -           65
Exercise of stock options - Maverick
  stockholders                                26,500           -           162              -                   -          162
Tax benefit associated with the
  exercise of non-qualified Maverick stock
   options                                         -           -           648              -                   -          648
                                          ------------------------------------------------------------------------------------------

Balance at September 30, 1998             31,159,971         311        73,966         (8,147)            107,016      173,146

Net loss                                           -           -             -              -              (7,334)      (7,334)
Foreign currency translation                       -           -             -          4,991                   -        4,991
                                                                                                       ------------------------
Comprehensive loss                                                                                                      (2,343)
Dividends paid to Prudential
  Steel Ltd.stockholders                           -           -             -              -              (4,070)      (4,070)
Exercise of stock options -
  Prudential Steel Ltd. stockholders           1,838           -             9              -                   -            9
Exercise of stock options - Maverick
  stockholders                                 3,000           -            19              -                   -           19
Tax benefit associated with the
  exercise of non-qualified Maverick stock
  options                                          -           -            13              -                   -           13
                                          ------------------------------------------------------------------------------------------

Balance at September 30, 1999             31,164,809     $   311     $  74,007       $ (3,156)         $   95,612    $ 166,774
                                          ==========================================================================================

 See accompanying notes

                   MAVERICK TUBE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                                     Year ended September 30,
                                                 -------------------------------
                                                     1999     1998       1997

OPERATING ACTIVITIES
Net income (loss)                                $  (7,334)  $19,298   $ 45,801
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization                     11,420     8,553      8,453
  Deferred income taxes                             (2,105)      810      2,329
  Provision for losses on accounts receivable         (522)        3         44
  (Gain) loss on sale of equipment                     (28)       49         77
  Loss on write-down of software development costs       -     1,605          -
  Changes in operating assets and liabilities:
   Accounts receivable                             (20,749)   30,868    (13,489)
   Inventories                                       3,562     3,987    (32,932)
   Prepaid expenses and other current assets         1,034    (1,800)        49
   Other assets                                        571       193       (263)
   Accounts payable                                 25,807   (27,334)    19,345
   Accrued expenses and other liabilities            5,571   (19,573)     5,210
   Deferred revenue                                    132   (12,667)     8,075
                                                 -------------------------------
Cash provided by operating activities               17,359     3,992     42,699


INVESTING ACTIVITIES
Expenditures for property, plant and equipment     (16,917)  (43,151)   (14,771)
Deposit on equipment                                (2,125)        -          -
Proceeds from disposal of equipment                    194        30        131
Collection of notes receivable                            -        -         18
                                                 -------------------------------
Cash used by investing activities                  (18,848)  (43,121)   (14,622)

FINANCING ACTIVITIES
Proceeds from borrowings and notes                  79,331   173,663     92,400
Principal payments on borrowings and notes         (72,923) (150,537)   (99,911)
                                                 -------------------------------
                                                     6,408    23,126     (7,511)
Dividends paid to Prudential Steel Ltd.
  stockholders                                      (4,070)   (4,077)    (3,999)
Proceeds from exercise of stock options                 28       223      2,904
                                                 -------------------------------
Cash provided (used) by financing activities         2,366    19,272     (8,606)

Effect on exchange rate changes on cash                  -      (669)      (614)
                                                 -------------------------------

Increase (decrease) in cash and cash equivalents       877   (20,526)    18,857

Cash and cash equivalents at beginning of period       748    21,274      2,417
                                                 -------------------------------

Cash and cash equivalents at end of period       $   1,625  $    748   $ 21,274
                                                 ===============================

Supplemental disclosures of cash flow information:
  Cash paid (received) during the period for:
  Interest (net of amounts capitalized of $543,
    $355 and $268)                               $   1,862  $  1,660   $  1,516
  Income taxes                                   $    (682) $ 20,207   $ 18,300


See accompanying notes

1. Summary of Significant Accounting Policies

Principles of Consolidation

The supplemental consolidated financial statements include the accounts of Maverick Tube Corporation and its direct and indirect wholly-owned subsidiaries (collectively referred to as "the Company", whereas "Maverick" is the Company exclusive of its subsidiary Prudential Steel Ltd.). All significant intercompany accounts and transactions have been eliminated. The accompanying supplemental consolidated financial statements include the financial statements of Prudential Steel Ltd. ("Prudential") for all periods presented.

As a result of the differing year ends of Maverick and Prudential, financial statements for dissimilar year ends have been combined. Maverick's financial statements as of and for the years ended September 30, 1999, 1998 and 1997 have been combined with Prudential's financial statements as of and for the years ended December 31, 1999, 1998 and 1997, respectively.

Functional Currency

The assets, liabilities and operations of Prudential's Calgary, Alberta operations are measured using the Canadian dollar as the functional currency but are presented in this report in U.S. dollars unless otherwise indicated. Foreign currency translation adjustments are reported as accumulated other comprehensive loss in the stockholders' equity section of the supplemental consolidated balance sheets.

Revenue Recognition

The Company records revenue from product sales when the product is shipped from its facilities.

Inventories

Inventories are principally valued at the lower of average cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost. Depreciation is computed under the straight-line method over the respective assets' useful lives. Useful lives of the Company's assets are as follows:

           Land and leasehold improvements                10 to 20 years
           Buildings                                      20 to 40 years
           Transportation equipment                        4 to 10 years
           Machinery and equipment                         2 to 12 years
           Furniture and fixtures                          2 to 10 years
           Computer software                               3 to  7 years

Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and other tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Stock-Based Compensation

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company follows Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its director and employee stock options.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to periodically make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings (Loss) per Common Share

Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and dilutive earnings per share. Basic earnings per share exclude any dilutive effects of options, but include the exchangeable shares (as further discussed in Notes 2 and 17) from the business combination with Prudential on an as-if exchanged basis. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share and include the exchangeable shares on an as-if exchanged basis and the net effect of stock options. All earnings per share amounts have been presented and, where appropriate, restated to conform to the SFAS No. 128 requirements.

The reconciliation for diluted earnings (loss) per share for years ended September 30, 1999, 1998 and 1997 is as follows (in thousands):

                                                1999         1998          1997
                                             -----------------------------------
Average shares outstanding                     31,160       31,154        30,685
Dilutive effect of outstanding stock options       --          415           591
                                             -----------------------------------
Average shares deemed outstanding              31,160       31,569        31,276
                                             ===================================
Net income (loss) used in basic and diluted
   earnings (loss) per share                 $ (7,334)     $19,298       $45,801
                                             ===================================
Business Segments

The Company changed its segment reporting in conjunction with the acquisition of Prudential. Accordingly, the segments are now based on geographic regions instead of product lines as previously reported. Maverick Tube L.P., a wholly-owned subsidiary of the Company, is responsible for the Company's operations in Hickman, Arkansas, Beaver Falls, Pennsylvania and Conroe, Texas. Prudential, a wholly-owned subsidiary of the Company, is responsible for the Company's operations in Calgary, Alberta and Longview, Washington.

Cash Equivalents

The Company's policy is to consider demand deposits and short-term investments with a maturity of three months or less when purchased as cash equivalents.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. The carrying value of amounts reported in the supplemental consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate a fair value. Management's estimate of the fair value of long-term debt obligations is discussed in Note 7 to the supplemental consolidated financial statements.

2. Business Combination

On June 11, 2000, Maverick and Prudential entered into a definitive Combination Agreement providing for the combination of Prudential with the Maverick. The transaction was completed on September 22, 2000.

Under the terms of the transaction, the Prudential stockholders received 0.52 of an exchangeable share, issued by Maverick Tube (Canada) Inc., a wholly-owned Canadian subsidiary of the Company, for each Prudential common share. Consequently, Prudential stockholders received a total of 15,813,088 exchangeable shares. The exchangeable shares are Canadian securities that began trading on The Toronto Stock Exchange on September 27, 2000. These shares have the same voting rights, dividend entitlements, and other attributes as shares of the Company's common stock and are exchangeable, at each stockholder's option, for the Company's common stock on a one for one basis. The transaction was accounted for as a pooling of interests.

The historical consolidated financial statements of Prudential, although previously issued in Canadian dollars, are included in the supplemented consolidated financial statements in U.S. dollars. The separate results of operations and stockholders' equity of Maverick as of and for the years ended September 30, 1999, 1998 and 1997 and Prudential as of and for the years ended December 31, 1999, 1998 and 1997 are as follows:

                              1999                  1998                 1997
                          ------------------------------------------------------
Revenues:
      Maverick            $ 172,417             $ 265,389             $ 291,060
      Prudential            141,974               118,438               254,277
          Combined        $ 314,391             $ 383,827             $ 545,337
Net Income (Loss):
      Maverick            $ (10,449)            $  11,385             $  14,885
      Prudential              3,115                 7,913                30,916
          Combined        $  (7,334)            $  19,298             $  45,801
Stockholders' Equity:
      Maverick            $  79,646             $  90,063             $  77,868
      Prudential             87,128                83,083                84,933
          Combined        $ 166,774             $ 173,146             $ 162,801

3.    Purchase of Equipment and Sale of Stock

On September 3, 1999, the Company entered into an Asset Purchase Agreement to purchase mill equipment for $11.75 million. In September 1999, the Company made a deposit of $2.1 million on the equipment and funded the remaining $9.65 million of the purchase price on November 10, 1999. This equipment will be used by the Company in connection with the construction and equipping of a new large diameter pipe and tubing facility adjacent to its existing facilities in Hickman, Arkansas. The Company estimates that the total cost for this project will be $47 million.

The Company funded this project principally through the issuance of 2,300,000 shares of its common stock. The original 2,000,000 shares offered to the public closed on October 6, 1999. The underwriters' overallotment of 300,000 shares closed on October 21, 1999. Total proceeds to the Company from the sale, net of the underwriting discount and other expenses, were $35.2 million. The remaining portion of the funds necessary to finance the facility will come from the Company's Long-Term Revolving Credit Facility

4.    Start-Up Costs

On September 18, 1998, the Company acquired assets to be used in the production of cold drawn tubular products at a production facility in Beaver Falls, Pennsylvania from PMAC, Ltd. for $11,464,000. The Company incurred operating losses of $3,462,000 in the fiscal year ended September 30, 1999 related to the operations at this facility which had not reached normal production capacity. These costs are comprised primarily of salary and related costs for production, sales and administrative personnel prior to the fully integrated operation of the facility. These start-up costs increased the net loss of the Company for fiscal 1999 by $0.07 per share.

During 1998, the Company began construction on a new production facility in Longview, Washington. The Company incurred costs of $283,000 and $775,000 in 1999 and 1998, respectively, related to the commencement of operations of this facility which began in December 1998. These costs are comprised primarily of salary and related costs for the production, sales personnel prior to the fully integrated operation of the facility. These start-up costs increased the net loss of the Company for fiscal 1999 by $0.01 per share and decreased the net income of the Company by $0.02 per share in fiscal 1998.

5.  Write-Down of Software Developments Costs

During the year ended September 30, 1998, the Company recorded a charge of $1,605,000 in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

6.  Stock Split

On August 1, 1997, the Company declared a two-for-one stock split effected in the form of a 100 percent stock dividend to all stockholders of record as of August 12, 1997. The dividend was paid on August 21, 1997 and increased the number of shares outstanding from 15,399,487 to 30,798,974. Approximately $150,000 was transferred from retained earnings to common stock to record this dividend. All share and per share amounts, including stock option information, in the accompanying consolidated financial statements have been restated to reflect this stock dividend.

7. Long-Term Debt and Revolving Credit Facilities

Long-term debt, including Maverick's long-term revolving credit facility, at September 30, 1999 and 1998 consists of the following (in thousands):

                                                        1999           1998
                                                  ------------------------------

Capital lease obligation, secured by
 property, plant and equipment (net
 book value $9,390,000 at September
 30, 1999); payable in monthly
 installments (including interest at
 8.0%) of $59,479; final payment due
 on August 1, 2007                                 $     4,176     $     4,540

Capital lease obligation, secured by
 property and plant (net book value
 $6,444,000 at September 30, 1999);
 interest of 7.5% payable monthly;
 payable in monthly principal
 installments of approximately
 $20,000 (plus interest) commencing
 on March 1, 1996; gradually
 increasing to $31,250 by year seven
 and increasing to $240,417 in year
 eight; final payment due on February
 1, 2004                                                 4,050          4,339

Revolving credit notes, secured by
 certain accounts receivable,
 inventories and equipment; due on
 September 30, 2003; interest payable
 monthly at either prime or the
 Eurodollar rate, adjusted by an
 interest margin, depending upon
 certain financial measurements
 (7.36% at September 30, 1999)                           31,000         27,400
                                                  ------------------------------
                                                         39,226         36,279
Less current maturities                                    (708)          (653)
                                                  ------------------------------
                                                    $    38,518    $    35,626
                                                  ==============================

Maverick has a revolving credit facility that provides for advances up to the lesser of $70,000,000 or the eligible borrowing base as defined in the facility agreement. In addition, Maverick had an outstanding letter of credit under this revolving credit agreement of $350,000 at September 30, 1999 (which expired in September 2000). Additional available borrowings under the credit agreement at that date were $15,842,000. The agreement includes restrictive covenants relating to levels of funded debt and other financial measurements and restricts the amount of dividends that can be paid on common stock. The revolving credit agreement requires an annual commitment fee based upon certain financial measurements.

In addition to Maverick's long-term credit facility, Prudential has two credit facilities, a C$50,000,000 ($34,643,000 as September 30, 1999) unsecured demand operating facility through a Canadian chartered bank, and a $10,000,000 demand credit facility through a U.S. institution for use in funding the working capital requirements of the Longview, Washington operation. The $10,000,000 facility is secured by letters of credit drawn on the Canadian bank line and any borrowings on the U.S. line reduce the amount available on the Canadian line. Interest is payable monthly at either Canadian prime, U.S. base rate, Libor plus 0.5%, or Bankers' Acceptance rates plus stamping fees. The rate was 6.27% at September 30, 1999. The aggregate outstanding balance of the two credit facilities at September 30, 1999 and 1998 was $10,067,000 and $6,133,000,
respectively.

The present value of future minimum lease payments under the capital lease obligations as of September 30, 1999 is as follows (in thousands):

                                                                Present Value of
                       Total Minimum                               Minimum Lease
                       Lease Payments           Interest              Payments
              ------------------------------------------------------------------

2000                    $   1,320              $   612              $    708
2001                        1,315                  555                   760
2002                        1,315                  493                   822
2003                        2,711                  371                 2,340
2004                        1,959                  215                 1,744
Thereafter                  2,113                  261                 1,852
              ------------------------------------------------------------------
                        $  10,733              $ 2,507              $  8,226
              ==================================================================

Property, plant and equipment at September 30, 1999 and 1998 include $18,654,000 and $18,295,000, respectively, under leases that have been capitalized. Accumulated depreciation for these assets was $2,820,000 and $2,307,000 at September 30, 1999 and 1998, respectively.

The fair value of the Company's total debt is based on estimates using discounted cash flow analyses, based on quoted market prices for similar issues. The estimated fair value of total debt at September 30, 1999 was $49,450,000.

8. Inventories

Inventories at September 30, 1999 and 1998 consist of the following (in thousands):

                                                     1999            1998
                                                --------------------------------
Finished goods                                   $  58,156       $  65,827
Work-in-process                                      3,436           3,022
Raw materials                                       25,163          24,151
In-transit materials                                13,626           8,273
Storeroom parts                                      6,257           6,062
                                                --------------------------------
                                                 $ 106,638      $  107,335
                                                ================================

Finished goods at September 30, 1999 and 1998 include $3,560,000 and $3,538,000, respectively, of customer-obligated inventory.

9. Property, Plant and Equipment

Property, plant and equipment at September 30, 1999 and 1998 consist of the following (in thousands):

                                                     1999           1998
                                                --------------------------------

   Land                                         $   3,219       $   3,122
   Land and leasehold improvements                  5,952           3,946
   Buildings                                       37,056          35,143
   Transportation equipment                         3,026           2,843
   Machinery and equipment                        130,267         119,343
   Computer software                                5,822           1,171
   Furniture and fixtures                           5,213           4,691
                                                --------------------------------
                                                  190,555         170,259
   Less accumulated depreciation                  (76,395)        (63,789)
                                                --------------------------------
                                                $ 114,160       $ 106,470
                                                ================================

10. Income Taxes

The jurisdictional components of income (loss) before income taxes for the years ended September 30, 1999, 1998 and 1997 are as follows (in thousands):

                                      1999           1998           1997
                                ------------------------------------------------

Domestic                          $ (16,171)       $ 16,805       $ 22,224
Foreign                               7,264          13,080         48,907
                                ------------------------------------------------
Total                             $  (8,907)       $ 29,885       $ 71,131
                                ================================================


The components of the provision (benefit) for income taxes for the years ended September 30, 1999, 1998 and 1997 are as follows (in thousands):

                                       1999           1998           1997
                                ------------------------------------------------

Current:
   Federal                          $ (3,399)      $  4,120       $  3,804
   State                                (112)           139            958
 Foreign                               4,027          5,367         18,240
                                ------------------------------------------------
                                         516          9,626         23,002
                                ------------------------------------------------
Deferred
  Domestic                            (2,211)         1,161          2,577
  Foreign                                122           (200)          (249)
                                ------------------------------------------------
                                      (2,089)           961          2,328
                                ------------------------------------------------
Total                               $ (1,573)      $ 10,587       $ 25,330
                                ================================================

The difference between the effective income tax rate and the U.S. federal income tax rate for the years ended September 30, 1999, 1998 and 1997 is explained as follows (in thousands):

                                   1999            1998           1997
                          ------------------------------------------------------

Provision (benefit) at U.S.
    statutory tax rate     $ (3,117)  35.0%  $ 10,161  34.0%  $ 25,038    35.2%
State and local taxes, net
    of federal tax benefit     (112)   1.3%       139   0.5%       958     1.4%
Taxes on foreign income in
   excess of U.S. Statutory
   rate                         698   (7.8%)    1,736   5.8%     4,629     6.5%
Alternative minimum tax          --     --         --    --       (510)   (0.7%)
Increase (decrease) in
   valuation allowance        1,717  (19.3%)       --    --     (1,147)   (1.6%)
Manufacturing and
   processing deduction        (900)  10.1%    (1,129)(3.8%)    (3,936)   (5.6%)
Benefit of foreign sales
   corporation                   --     --       (354)(1.2%)        --      --
Other items                     141   (1.6%)       34  0.1%        298     0.4%
                          ------------------------------------------------------
                           $ (1,573)  17.7%  $ 10,587 35.4%   $ 25,330    35.6%
                          ======================================================

The 1999 increase in the valuation allowance relates to the losses at the Company's Longview, Washington facility that are fully reserved. The 1997 decrease in the valuation allowance relates primarily to the utilization of alternative minimum tax credit carryforwards.

Temporary differences which give rise to deferred tax assets and liabilities at September 30, 1999 and 1998 are as follows (in thousands):

                                                         1999             1998
                                                       -------------------------
Deferred tax assets:
  Various accrued liabilities and reserves              $ 3,550         $ 2,972
  Net operating loss carryforwards                        5,849             818
  Alternative minimum tax carryforwards                   2,541             598
  Tax benefit associated with the exercise
    of non-qualified stock options                           13              --
  Valuation allowance                                    (1,717)             --
                                                       -------------------------
    Total deferred tax assets                            10,236           4,388
Deferred tax liabilities:
      Accelerated depreciation                            8,957           7,731
      Pension plan                                          608             581
      Asset valuations                                    3,198             662
                                                       -------------------------
         Total deferred tax liabilities                  12,763           8,974
                                                       -------------------------
         Net deferred tax liabilities                   $(2,527)        $(4,586)
                                                       =========================

All cumulative undistributed earnings of foreign subsidiaries prior to consummation of the business combination with Prudential on September 22, 2000 are considered permanently reinvested in the foreign location. As such, no deferred income taxes on such undistributed earnings have been provided. Determination of the potential deferred income taxes amount is not practicable at this time.

Maverick has available net operating loss carryforwards of $2,320,000 at September 30, 1999 which were acquired in prior years and expire in 2000. In addition, Maverick has $8,611,000 of net operating loss carryforwards which were generated during fiscal 1999 and expire in 2019. In 2000, all of these net operating loss carryforwards can be utilized to offset financial statement earnings after temporary differences. At September 30, 1999, Maverick had alternative minimum tax credit carryforwards of $2,541,000 available for income tax purposes. These credit carryforwards do not expire.

Realization of the Company's net operating loss carryforwards which expire in 2000 is dependent on Maverick's generating approximately $2,320,000 million of taxable income during fiscal 2000 as a result of normal operations or the adoption of certain available tax planning strategies. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

Prudential has available net operating loss carryfowards of $5,430,000 at September 30, 1999 which were generated during fiscal 1999 and expire in 2019. These net operating loss carryfowards can be utilized to offset taxable income for the Longview, Washington facility.

11. Defined Contribution Plans

The Company sponsors two defined contribution 401(k) plans that are available to all U.S. employees. The plans may be amended or terminated at any time by the Board of Directors. The Company, although not required to, has provided matching contributions to the plans for the years ended September 30, 1999, 1998 and 1997 of $718,000, $704,000 and $590,000, respectively.

The Company also sponsors two deferred compensation plans covering certain Maverick officers and key employees. One plan provides for discretionary contributions based solely upon the Company's profitability and the individuals' gross wages. The other plan provides for fixed contributions to certain officers of the Company. The Company contribution to these plans for the years ended September 30, 1999, 1998 and 1997 was $60,000, $310,000 and $200,000,
respectively.

12. Defined Benefit Plans

Prudential sponsors two pension plans and an other postretirement benefit plan for substantially all of its Canadian employees. A reconciliation of changes in the plan's benefit obligations, fair value of assets, and statement of funded status for the years ended September 30, 1999 and 1998 are as follows (in thousands):

                                                                   Other
                                                              Postretirement
                                         Pension Benefits          Plans
                                   ---------------------------------------------
                                        1999       1998       1999        1998
                                   ---------------------------------------------

Change in benefit obligation
  Benefit obligation at
   beginning of year                  $18,083    $17,847    $ 1,157    $   991
  Service cost                            719         67        197        160
  Interest cost                         1,420      1,280         97         72
  Actuarial gain                         (644)        --         --         --
  Benefits paid                          (634)      (534)        --         --
  Foreign currency
   translation change                   1,093     (1,182)        69        (66)
                                    --------------------------------------------
  Benefit obligation at end of year   $20,037    $18,083    $ 1,520    $ 1,157
                                    ============================================


Change in fair value of plan assets
  Fair value of plan assets at
   beginning of year                  $21,215    $21,687    $    --    $    --
  Actual return on plan assets          3,650      1,500         --         --
  Benefits paid                          (634)      (535)        --         --
  Foreign currency
   translation change                   1,283     (1,437)        --         --
                                    --------------------------------------------
  Fair value of plan assets
   at end of year                     $25,514    $21,215    $    --    $    --
                                    ============================================


Funded status
  Overfunded (underfunded) status
   at end of year                     $ 5,477    $ 3,132    $(1,520)   $(1,157)
  Unrecognized (gain) loss             (3,844)    (1,570)       242        256
                                    --------------------------------------------
  Prepaid benefit cost                $ 1,633    $ 1,562    $(1,278)   $  (901)
                                    ============================================

Benefit costs consists of the following for the years ended September 30, 1999, 1998 and 1997 (in thousands):

                                                               Other
                                                           Postretirement
                               Pension Benefits               Benefits
                               ----------------               --------
Benefit Cost                1999     1998     1997     1999     1998     1997
                         -------------------------------------------------------

Service cost             $   719   $   672   $  646    $   39   $   29   $   31
Interest cost              1,420     1,280    1,247        --       71       61
Expected return on
   plan assets            (1,802)   (1,500)  (1,477)       --       --       --
Amortization of prior
   service costs             (12)      (12)    (115)       --       --       87
Recognized net actuarial
  (gain) loss               (303)     (113)      --       187      127       --
                         -------------------------------------------------------
                         $    22   $   327   $  301    $  226   $  227   $  179
                         =======================================================

The prior service costs are amortized on the straight-line basis over the average remaining service period of active participants. Gains and losses are amortized over the average remaining service period of active participants.

The Company has a non-pension postretirement benefit plan. The health care and life insurance plans are contributory, with participants' contributions adjusted annually.

The weighted average assumptions used in accounting for the Company's plans at September 30, 1999,1998 and 1997 are as follows:

                                                                  Other
                                                              Postretirement
                                 Pension Benefits                Benefits
                                 ----------------                --------
                                1999   1998   1997          1999   1998   1997
                         -------------------------------------------------------

Discount rate                   7.5%   7.5%   7.5%          7.5%   7.5%   7.5%
Expected return on plan assets  7.5%   7.5%   7.5%          7.5%   7.5%   7.5%
Rate of compensation increase   5.0%   5.0%   5.0%           --     --    7.5%


13. Segment Information

The following table sets forth data (in thousands) for the years ended September 30, 1999, 1998 and 1997 for the reportable industry segments of Maverick Tube L.P. and Prudential. Inter-segment sales are not material. Identifiable assets are those used in the Company's operations in each segment.

                               Maverick
                               Tube L.P.    Prudential   Corporate     Total
                             ---------------------------------------------------

1999
Net sales                       $172,417     $141,974      $    -    $ 314,391
Operating income (loss)          (14,310)(1)    7,271(2)        -       (7,039)
Identifiable assets              142,630      129,093      17,518      289,241
Depreciation and amortization      6,831        4,065         524       11,420
Capital expenditures               7,196        5,048       4,673       16,917

1998
Net sales                       $265,389      118,438      $    -    $ 383,827
Operating income (loss)           20,141       13,007(2)   (1,605)(3)   31,543
Identifiable assets              145,452      101,316      11,433      258,201
Depreciation and amortization      5,703        2,381         469        8,553
Capital expenditures              19,698       20,970       2,483       43,151

1997
Net sales                       $291,060     $254,277      $    -    $ 545,337
Operating income                  24,291       48,285           -       72,576
Identifiable assets              150,998      123,430      11,066      285,494
Depreciation and amortization      5,215        2,756         482        8,453
Capital expenditures               8,748        5,234         789       14,771

(1) During the year ended September 30, 1999, the Company incurred operating losses of $3,462,000 related to the operations of its Beaver Falls, Pennsylvania facility which had not reached normal production capacity.

(2) During the years ended September 30, 1999 and 1998, the Company incurred operating losses of $283,000 and $775,000, respectively related to the operations of its Longview, Washington facility which had not reached normal production capacity.

(3) During the year ended September 30, 1998, the Company recorded a charge of $1,605,000 million in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

The following table sets forth the energy and industrial product sales for the years ended September 30, 1999, 1998 and 1997 (in thousands).


                                          1999             1998            1997
                               -------------------------------------------------

Energy product sales                $ 225,149        $ 289,813        $ 453,667
Industrial product sales            $  89,242        $  94,014        $  91,670

Transactions with six significant customers for the years ended September 30, 1999 and 1997 represented approximately 35 percent of total sales. Transactions with five significant customers for the year ended September 30, 1998 represented approximately 24 percent of total sales.

14. Operating Leases

The Company rents office facilities and equipment under various operating leases. Future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year are as follows at September 30, 1999 (in thousands):

                 2000        $  3,745
                 2001           3,300
                 2002           2,468
                 2003           2,225
                 2004           2,234
                           -------------
                             $ 13,972
                           =============

Rent expense for all operating leases was $3,076,000, $2,170,000 and $1,437,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

15. Contingencies

Various claims, incidental to the ordinary course of business, are pending against the Company. In the opinion of management, after consultations with legal counsel, resolution of these matters is not expected to have a material effect on the accompanying financial statements.

16. Stock Option Plans

The Company sponsors two employee stock option plans (the "1990 Plan" and the "1994 Plan") allowing for incentive stock options and non-qualified stock options. In addition, the Company sponsors a stock option plan for eligible directors (the "Director Plan") allowing for non-qualified stock options. Lastly, the Company sponsors a combined employee and director stock option plan (the "Prudential Plan") allowing for incentive stock options and non-qualified stock options. The 1990 Plan, 1994 Plan, Director Plan and Prudential Plan provide that 340,000, 1,000,000, 200,000 and 650,187 shares, respectively, may be issued under the plans at an option price not less than the fair market value of the stock at the time the option is granted. The 1990 Plan, 1994 Plan, Director Plan and Prudential Plan expire in December 2000, November 2004,
November 1999 and March 2000, respectively. The options vest pursuant to the schedule set forth for each option. In general, the options issued under the Director Plan vest six months from the date of grant and the options issued under the 1990 Plan, 1994 Plan and Prudential Plan vest ratably over periods ranging from one to five years. Effective August 29, 1997, the Compensation Committee of the Board of Directors removed the exercise restriction with respect to certain options granted in 1995, which made them immediately exercisable. At September 30, 1999 and 1998, 225,509 and 796,922 shares were available for grant under all of the option plans.

The Company grants stock options for a fixed number of shares to directors and employees with an exercise price equal to the fair value of the shares at the time of the grant. Accordingly, the Company has not recognized compensation expense for any of its stock option grants. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net income (loss) and earnings
(loss) per share would have been reduced (or increased) to the pro forma amounts in the table below. The fair value of the options granted in 1999, 1998 and 1997 was determined to be $2,946,000, $1,916,000 and $593,000, respectively. For the purposes of these pro forma disclosures, the estimated fair value of the options is recognized as compensation expense over the options' vesting period.

                                        1999              1998             1997
                                      ------------------------------------------
Pro Forma (in thousands)

 Net income (loss)                     $(8,353)        $18,406          $45,318

 Basic earnings (loss) per share       $(.27)          $   .59          $  1.48

 Diluted earnings (loss) per share     $(.27)          $   .58          $  1.45

The compensation expense associated with the fair value of the options calculated in 1999, 1998 and 1997 is not necessarily representative of the potential effects on reported net income (loss) in future years.

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the fiscal years ended September 30, 1999, 1998 and 1997, respectively: risk-free interest rate of 4.99%, 5.66% and 6.38%; no dividend payments expected; volatility factors of the expected market price of the Company's common stock of 0.613, 0.555 and 0.478; and a weighted average expected life of the options of 8.6 years, 7.8 years and 6.4 year.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The following table summarizes option activity and related information for years ended September 30, 1999, 1998 and 1997:


                                                        Weighted       Weighted
                                     Shares Under        Average        Average
                                        Option        Exercise Price  Fair Value
                                    --------------------------------------------
         Options outstanding at
            October 1, 1996           1,310,146          $5.17
         Options exercised             (577,663)          5.19
         Options expired                 (3,000)          5.92
         Options granted                114,714           9.76            $5.17
                                     ----------          -----           ------
         Options outstanding at
            September 30, 1997          844,197           5.78
         Options exercised              (38,166)          5.86
         Options expired                (71,500)          5.71
         Options granted                189,993          16.15           $10.09
                                     -----------         -----           ------
         Options outstanding at
            September 30, 1998          924,524           7.91
         Options expired                 (5,000)          7.13
         Options exercised               (3,000)          6.46
         Options granted                576,413           7.26            $5.11
                                     -----------         -----           ------
         Options outstanding at
            September 30, 1999        1,492,937          $7.67
                                     ===========         =====

The following table summarizes information about fixed stock options outstanding at September 30, 1999:

                                Options Outstanding      Options  Exercisable
                  ------------------------------------   ----------------------
Range of                  Weighted Average   Weighted                Weighted
Exercise                      Remaining       Average                 Average
Prices           Options  Contractual Life Exercise Price Options Exercise Price
--------------------------------------------------------------------------------

$4.00 to $5.88    542,573  4.6 years        $  4.80       432,573      $  5.00
$6.13 to $8.75    625,591  7.4              $  7.00       124,000      $  7.01
$10.24 to $21.75  324,773  7.8              $ 13.73       136,707      $ 15.33
--------------------------------------------------------------------------------
$4.00 to $21.75 1,492,937  6.5              $  7.67       693,280      $  7.40
================================================================================

17. Capital Stock

In conjunction with the Prudential transaction, the Company's Board of Directors designated one share of the Company's authorized preferred stock as Special Voting Stock. The Special Voting Stock is entitled to a number of votes equal to the number of outstanding exchangeable shares of Maverick Tube (Canada) Inc., on all matters presented to the common stockholders of the Company. The one share of Special Voting Stock is issued to CIBC Mellon Trust Company, as trustee pursuant to the Voting and Exchange Trust Agreement among the Company, Maverick Tube (Canada) Inc. and CIBC Mellon Trust Company, for the benefit of the holders of the exchangeable shares of Maverick Tube (Canada) Inc. For financial statement purposes, the exchangeable shares that have not been exchanged for shares of the Company's common stock have been treated as if they had been exchanged and are included in the Company's outstanding shares of common stock.

Upon the liquidation, dissolution or winding up of the Company, the holder of the Special Voting Stock shall be entitled on behalf of all holders of exchangeable shares, prior to and in preference to any distribution to the holders of common stock and after the distribution to the holders of any class or series of Preferred Stock ranking senior to the Special Voting Stock of all amounts to which such holders are entitled, to receive an amount equal to the par value of the Special Voting Stock. Except as noted above, no dividends or distributions are payable to the holder of the Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of capital stock or into cash, property or other rights, and may not be redeemed. If the Special Voting Stock shall be purchased or otherwise acquired by the Company, it shall be deemed retired, cancelled, and may not thereafter be reissued or otherwise disposed of by the Company. As long as any exchangeable shares of Maverick Tube (Canada) Inc. are outstanding, the number of shares comprising the Special Voting Stock shall not be increased or decreased and no other term of the Special Voting Stock shall be amended, except upon the unanimous approval of all common stockholders of the Company.

18. Shareholder Rights Plan

In July 1998, the Company's Board of Directors adopted a common stock shareholder rights plan pursuant to which the Company declared a dividend distribution of one Preferred Stock Purchase Right (the "Right") for each outstanding share of Common Stock of the Company (other than shares held in the Company's treasury). As of September 22, 2000, the Company undertook to distribute at the Separation Time (as defined below) to the then record holders of exchangeable shares one Right for each exchangeable share then held of record. The Right becomes exercisable the day that a public announcement is made that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock, or the tenth day following the commencement of a tender offer or exchange offer that would result in a person or a group becoming the beneficial owners of 20% or more of such outstanding share of common stock (each, the "Separation Time"). After such Right becomes exercisable and upon a "flip-in event" (as such item is defined in the plan), each Right entitles the holder to purchase $100 worth of the Company's common stock or preferred stock, as the case may be, for $50. Until a Right is exercised or exchanged, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to receive dividends. The Right is subject to redemption by the Company's Board of Directors for $.01 per Right at any time prior to the date which a person or group acquires beneficial ownership of 20% or more of the Company's common stock or subsequent thereto at the option of the Board of Directors. The Rights expire July 23, 2008.


19. Quarterly Financial Data (Unaudited)

The results of operations by quarter for 1999 and 1998 were as follows (in thousands):

                                                  Quarter Ended
                           -----------------------------------------------------
                            December 31,     March 31,    June 30, September 30,
                                1999           1999         1999        1998
                           -----------------------------------------------------
1999
Net sales                      $ 68,968       $52,948     $79,065    $113,410
Gross profit                      4,088 (1)       291       3,338      11,025
Net income (loss)                (1,455)(2)(4) (4,414)(2)  (2,371)(2)     906(2)
Basic earnings (loss) per share    (.05)(2)(4)   (.14)(2)    (.08)(2)     .03(2)
Diluted earnings (loss) per share  (.05)(2)(4)   (.14)(2)    (.08)(2)     .03(2)


                                                   Quarter Ended
                           -----------------------------------------------------
                             December 31,     March 31,   June 30, September 30,
                                 1998           1998        1998       1997
                           -----------------------------------------------------
 1998
 Net sales                   $129,813      $93,174      $80,017    $80,823
 Gross profit                  21,418       14,120        9,244      7,639
 Net income                    10,573(4)     6,182(4)     2,511(4)      32(3)(4)
 Basic earnings per share         .34(4)       .20(4)       .08(4)      --(3)(4)
 Diluted earnings per share       .34(4)       .19(4)       .08(4)      --(3)(4)


     (1) Gross profit for the three months ended December 31, 1998 includes a $707,000 ($451,000 after tax effect or $0.02 per share) charge to earnings for the reduction in carrying value of finished goods inventory, primarily related to a decline in the selling prices of the Company's energy products.

     (2) Net income (loss) for the quarters ended December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 included charges for the start-up of the cold drawn tubular production facility of $719,000, $952,000, $825,000 and $966,000, respectively ($460,000, $609,000,
          $528,000  and  $618,000  after tax effect or $0.02,  $0.02,  $0.02 and
          $0.02 per share, respectively).

     (3) During the quarter ended September 30, 1998, the Company recorded a pretax charge of $1.6 million ($1.1 million after tax effect or $0.04 per share) in selling, general and administrative expense for the write-down of certain software development costs relating to information systems being replaced by a new enterprise resource planning system.

     (4) Net income (loss) for the quarters ended December 31, 1997, March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998 included charges for the start-up of the Longview, Washington facility of $458,000, $168,000, $64,000, $85,000 and $283,000, respectively
          ($0.01, $0.01, $0.00, $0.00 and $0.01 per share, respectively).

HISTORICAL FINANCIAL INFORMATION

The selected financial data for Maverick set fort below for the five years ended September 30, 1999 should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein. All amounts have been restated to include Prudential.

                                           Year Ended September 30,
                       ---------------------------------------------------------
(in thousands)            1999        1998        1997       1996 (2)   1995 (3)
                       ---------------------------------------------------------

Statement of Operations Data:

Net sales              $ 314,391   $ 383,827   $ 545,337   $ 382,338  $ 296,818
Cost of goods sold       295,649     331,406     452,951     329,553    272,297
                       ---------------------------------------------------------

Gross profit              18,742      52,421      92,386      52,785     24,521
Selling, general and
  administrative          22,036      20,103 (4)  19,810      15,927     12,329
Other income                   -           -           -           -       (772)
Start-up costs             3,745 (1)     775 (1)       -           -        245
                       ---------------------------------------------------------

Income (loss) from
  operations              (7,039)     31,543      72,576      36,858     12,719
Interest income             (277)       (367)       (622)          -          -
Interest expense           2,145       2,025       2,067       2,386      3,872
                       ---------------------------------------------------------

Income (loss) before
  income taxes           (8,907)      29,885      71,131      34,472      8,847
Provision (benefit)
  for income taxes       (1,573)      10,587      25,330      11,126      4,169
                       ---------------------------------------------------------

Net income (loss)      $ (7,334)   $  19,298   $  45,801   $  23,346  $   4,678
                       =========================================================
Diluted earnings
  (loss) per share     $   (.24)   $     .61   $    1.46   $     .76  $     .15
                       =========================================================
Average shares
  deemed outstanding     31,160       31,569      31,276      30,705     30,521
                       =========================================================


Other Data:
Depreciation and
  amortization           11,420        8,553       8,453       7,876      7,088
Capital expenditures     16,917       43,151      14,771       7,630      8,317
EBITDA (5)                4,658       40,463      81,651      44,734     19,807

Balance Sheet Data:
(End of period)
Working capital          93,586      108,343     111,380      75,810     59,839
Total assets            289,241      258,201     285,494     214,490    187,836
Current maturities
  of long-term debt         708          653         604       1,843      2,795
Short-term revolving
  credit facility        10,067        6,133           -           -     15,983
Long-term debt (less
  current maturities)     7,518        8,226       8,879      11,901     18,045
Revolving credit
  facility               31,000       27,400      10,000      13,250     15,000
Stockholders' equity    166,774      173,146     162,801     118,239     97,702

     (1) Represents the operating loss of our cold drawn mechanical tubing facility which began operations in October 1998 and the Longview facility which began operations in December 1998.

     (2) Includes the one-time effect of the change in accounting practice which resulted in a reduction in net sales, gross profit, net income and basic and diluted net income per share of $8,700,000, $1,000,000, $839,000 and $0.03, respectively.

     (3) Includes the first period of results of operation of our structural tube facility which began operations in October 1994.

     (4)  Includes a write-down of software costs of $1,605,000.

     (5) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. We believe EBITDA is a widely accepted, supplemental financial measurement used by many investors and analysts to analyze and compare companies' performances. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Because EBITDA excludes some, but not all, items that affect net income and because these measures may vary among companies, the EBITDA data presented above may not be comparable to similarly titled measures of other companies.